Exhibit 10.24

YOUNG BROADCASTING INC.

EXECUTIVE SUPPLEMENTAL DEFERRED COMPENSATION PLAN

I.                                       Synopsis

1.01                           Synopsis.  This document sets forth the Executive Supplemental Deferred Compensation Plan (the “Plan”), established and maintained by Young Broadcasting Inc. (the “Company”).  Eligible employees may defer up to 25% of salary and up to 100% of incentive bonus.  Benefits are payable upon termination of service for any reason, or upon certain hardships.  Benefits shall be paid from the general funds of the Company or from a grantor trust established by the Company.  The Compensation Committee shall interpret and implement this Plan.

II.                                   Eligibility and Participation

2.01                           Eligibility.  Eligible employees hereunder shall be any employee of the Company or an affiliate of the Company (i) whose rate of compensation is $125,000 or more annually or (ii) who is a television station general manager.  The Compensation Committee of the Board of Directors (the “Compensation Committee”) may from time to time select additional management employees of the Company to be Participants hereunder.

2.02                           Participation Agreement.  An eligible employee becomes a Participant when the employee has entered into a Participation Agreement to defer compensation with the Employer.  The Participation Agreement will defer compensation not yet earned, and each Participation Agreement must be made on or before the beginning of the month in which it is to become effective.  Elections to defer any incentive bonus must be made before the bonus is earned and payable.  A Participant may not amend or modify an executed Participation Agreement to change the amount of deferred compensation except with respect to compensation to be earned subsequent to the change.

III.                               Contributions.  Accounts and Distributions

3.01                           Contributions.  The maximum amount that may be deferred per Plan Year by a Participant pursuant to the Participation Agreement cannot exceed 25% of compensation, provided that a Participant may also defer under the Plan up to 100% of any incentive bonus otherwise payable to the Participant.

3.02                           Death Beneficiary.  The Participant may designate a Beneficiary to receive payments in the event of the Participant’s death.  The designation shall be in writing and delivered to the Compensation Committee.  The designated beneficiary may include one or more persons, trusts or organizations.  If no effective written designation is made, the Participant’s Beneficiary shall be the Participant’s spouse, if married on the date of death, and if not so married, shall be the Participant’s estate.

3.03                           Plan Investments.  For the purposes of measuring and satisfying the obligation to provide benefits under this Plan, the Employer may invest the amount of compensation deferred by each Participant in funding accounts with a registered mutual fund company, insurance company, or other financial institution.  The Company may also establish a grantor trust and make contributions to funding accounts thereunder for purposes of providing benefits under this Plan.  No Participant or Beneficiary shall have a right to a benefit under this flan or under such trust greater than that of an unsecured general creditor of the Company.  Any such funding account or trust will be subject to the claims of all creditors of the Employer, and no Participant or Beneficiary will have any vested interest or secured or preferred position with respect to such funding accounts or trust have any claim against the Employer except as a general creditor.

3.04                           Accounts.  The Employer will cause an individual account to be maintained with respect to each Participant reflecting the value of the type of funding account selected.  Each Participant will receive periodic reports, not less frequently than annually, showing the then-current value of his individual account.  The benefits paid to a Participant or Beneficiary under the Plan will be equal to the form of payment receivable by the Employer under the type of funding account.  In no event will the Employer’s liability to pay benefits exceed the value of payments under the funding account.

3.05                           Commencement of Benefits.  Benefits will be payable as of the first day of the calendar month following the month in which the Participant separates from service of the Employer for any reason, including voluntary or involuntary termination, disability, or death.  Benefits shall be paid in a lump sum or, if the Participant (a Beneficiary) so elects, in annual installments over a period up to 10 years, the amount of each installment to equal the balance of the account immediately prior to the installment dividend by the number of installments remaining to be paid.

3.06                           Hardship Distributions.  If a Participant so elects in the Participation Agreement, a Participant may receive a distribution prior to separation from service on account of financial hardship.  Financial hardship shall include amounts necessary for purchase of a principal residence for the Participant, for payment of tuition for post-secondary school education of a member of the Participant’s immediate family, or for any unforeseen financial contingency as determined in the discretion of the Committee.  Hardship distributions shall be limited to the amount determined by the Committee to be necessary to satisfy the financial hardship.  Upon any such financial hardship distribution, the Participant shall incur a forfeiture to the Company of an amount equal to the greater of (i) 5% of the value of the Participant’s account immediately before the distribution and (ii) the amount of increase in value of the Participant’s account over the twelve months preceding the distribution.  The Participant also shall be ineligible to make additional deferrals hereunder for 24 months following any such hardship distribution.

3.07                           Alienation of Benefits.  Benefits are not subject to alienation, anticipation or assignment by a Participant or beneficiary and are not subject to being attached or reached and applied by any creditor of the Participant.

3.08                           Withholding.  The Company reserves the right to withhold from payment of contributions or benefits such amount of income, payroll, and other taxes as the Company determines is appropriate.

IV.                              Administrative Provisions

4.01                           Compensation Committee.  The Compensation Committee shall have discretion to operate, interpret, and implement the Plan.  The decisions and determinations (including determinations of the meaning and reference of terms used in this Plan) of the Compensation Committee shall be conclusive upon all persons.  The Compensation Committee shall be the administrator and Named Fiduciary for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

4.02                           Intent.  This Plan is intended to be unfunded and maintained by the Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA.  Benefits are intended not to be taxable to Participants under the Internal Revenue Code of 1986 as amended (the “Code”) until paid.  This Plan shall be construed and interpreted in a manner consistent with the foregoing intentions.

4.03                           Governing Law.  This Plan shall be governed by the law of the State of New York to the extent that it is not preempted by federal law.

4.04                           Effective Date.  This Plan shall be effective as of March 1, 1997.

4.05                           Plan Year.  The Plan Year shall be the 12-month period ending December 31.  The initial Plan Year shall be the 10- month period ending December 31, 1997.

4.06                           Amendment or Termination.  The Company by action of the Compensation Committee or the Board of Directors reserves the right to terminate or amend the Plan, in whole or in part, at any time.

4.07                           No Contract of Employment.  This Plan shall not constitute an express or implied contract of employment between the Company and any Participant.

V.                                  Claims Procedure

5.01                           Claims and Review.  All inquiries and claims respecting the Plan shall be in writing and shall be directed to the Compensation Committee at such address as may be specified from time to time.

(a)                                  Claims.  In the case of a claim respecting a benefit under the Plan, a written determination allowing or denying the claim shall be furnished by the Compensation Committee to the claimant promptly upon receipt of the claim.  A denial or partial denial of a claim shall be dated and signed by the Compensation Committee and shall clearly set forth: (1) the specific reason or reasons for the denial, (2) specific reference to pertinent Plan provisions on which the denial is based; (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (4) an explanation of the review procedure set forth below.

If no written determination is furnished to the claimant within thirty (30) days after receipt of the claim, then the claim shall be deemed denied and the thirtieth (30th) day after such receipt shall be the determination date.

(b)                                 Review.  A claimant may obtain review of an adverse determination by Ming a written notice of appeal with the Compensation Committee within sixty (60) days after the determination date or, if later, within sixty (60) days after the receipt of a written notice denying the claim.  Thereupon the Compensation Committee shall appoint one or more persons who shall conduct a full and fair review, which shall include the right: (1) to be represented by a spokesman; (2) to present a written statement of facts and of the claimant’s interpretation of any pertinent document, statute or regulation; and (3) to receive a prompt written decision clearly setting forth findings of fact and the specific reasons for the decision written in a manner calculated to be understood by the claimant and containing specific references to pertinent Plan provisions on which the decision is based.  A decision shall be rendered no more than sixty (60) days after the request for review, except that such period may be extended for an additional sixty (60) days if the person or persons reviewing the claim determine that special circumstances, including the advisability of a hearing, require such extension.  The Compensation Committee may appoint itself, one or more of its members, or any other person or persons whether or not connected with the Employer to review a claim.

All applicable governmental regulations regarding claims and review shall be observed.

EXECUTED this                        day of                                   , 1997.

YOUNG BROADCASTING INC.

By: